Exhibit 99.5

INCREDIMAIL LTD.

CONSENT

The undersigned, Variance Economic Consulting Ltd. consents to its identification under “Management’s Discussion and Analysis of Financial Condition and Result of Operations - Overview - Stock-Based Compensation” by IncrediMail Ltd. in its registration statement on Form F-1, as amended (File No. 333-129246):

Date: December 6, 2005

VARIANCE ECONOMIC CONSULTING LTD.

By: /s/ Ram Levy
Name: Ram Levy
Title: Partner